As filed with the Securities and Exchange Commission on October 25, 2006 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRATED DEVICE TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2669985
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

6024 Silver Creek Valley Road

San Jose, California 95138

(Address of Principal Executive Offices including Zip Code)

Amended and Restated Integrated Device Technology, Inc. 2004 Equity Plan

(Full Title of the Plan)

James L. Laufman, Esq. General Counsel Integrated Device Technology, Inc. 6024 Silver Creek Valley Road San Jose, California 95138 (408) 284-8200	Copy to: Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $.001 per share (1):
To be issued under the Amended and Restated 2004 Equity Plan (the “2004 Plan”)	5,000,000 shares (4)	$14.67	$73,350,000	$7,848.45

(1)	Each share of common stock being registered hereunder, if issued prior to the termination of the registrant’s Rights Agreement, will include a preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or be evidenced separately from the common stock.
(2)	This registration statement shall also cover any additional shares of common stock which become issuable under the 2004 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Integrated Device Technology, Inc. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) registered hereunder based on the average of the high and the low prices for Integrated Device Technology, Inc.’s Common Stock as reported on the NASDAQ Global Market on October 24, 2006.
(4)	The 2004 Plan authorizes the issuance of a maximum of 24,500,000 shares, of which 5,000,000 are being registered hereunder.

Proposed sale to take place as soon after the effective date of the Registration Statement as options granted under the 2004 Plan are exercised.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2005, (File No. 333-122231) (the “First Registration Statement”), Integrated Device Technology, Inc. (the “Company”) registered 2,500,000 shares of its Common Stock issuable under the 2004 Equity Plan. Pursuant to a registration statement on Form S-8 filed with the Commission on September 16, 2005, (File No. 333-128376) (the “Second Registration Statement”), the Company registered 17,000,000 shares of its Common Stock issuable under the 2004 Plan. The Company is hereby registering 5,000,000 shares of its Common Stock issuable under the 2004 Plan.

Pursuant to general instruction E of Form S-8, the contents of the First Registration Statement and the Second Registration Statement are incorporated by reference herein.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

Item 8. Exhibits

See Index to Exhibits.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 24, 2006.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Clyde R. Hosein
Clyde R. Hosein, Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Clyde R. Hosein and James L. Laufman, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Gregory S. Lang Gregory S. Lang	Chief Executive Officer, President and Director (Principal Executive Officer)	October 24, 2006

/s/ Clyde R. Hosein Clyde R. Hosein	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2006

/s/ Hock E. Tan Hock E. Tan	Director	October 24, 2006

/s/ John C. Bolger John C. Bolger	Director	October 24, 2006

/s/ Lewis Eggebrecht Lewis Eggebrecht	Director	October 24, 2006

/s/ John D. Howard John D. Howard	Director	October 24, 2006

/s/ Ken Kannappan Ken Kannappan	Director	October 24, 2006

/s/ John Schofield John Schofield	Director	October 24, 2006

/s/ Ron Smith Ron Smith	Director	October 24, 2006

/s/ Nam P. Suh Nam P. Suh	Director	October 24, 2006

Index to Exhibits

4.1.	Amended and Restated Integrated Device Technology, Inc. 2004 Equity Plan, filed as Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on July 28, 2006 and incorporated by reference herein.

5.1.	Opinion of Latham & Watkins LLP.

23.1.	Consent of Independent Registered Public Accounting Firm.

23.2.	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto).

24.1.	Powers of Attorney (included in the signature page hereto).